NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces Increase in Quarterly Dividend
Dividend Growth: 50% Quarterly Dividend Increase in Less Than 4 Years

WARSAW, N.Y. — November 19, 2014 – Financial Institutions, Inc. (the “Company”) (NASDAQ: FISI) announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per outstanding common share, which represents a 5% increase from the most recent quarterly cash dividend. The Company also announced dividends of $0.75 per share on Series A 3% preferred stock and $2.12 per share on series B-1 8.48% preferred stock. All dividends are payable January 2, 2015 to shareholders of record as of December 12, 2014.

Martin K. Birmingham, President and Chief Executive Officer, stated, “We are pleased to announce the Board’s decision to increase the quarterly dividend paid to common shareholders, which underscores our confidence in the present and future earning power of the Company. This also marks the 7th time in less than four years that we have increased the dividend on our common shares. With the investments we have been making to expand our services and market presence, the increased dividend payout reflects our position for continued growth and our commitment to enhancing total return for our shareholders.”

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Scott Danahy Naylon. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Financial Institutions, Inc. and its subsidiaries employ over 625 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This news release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; changes in the Company’s dividend policy; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this news release.

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For additional information contact:
Kevin B. Klotzbach
Executive VP, Chief Financial Officer & Treasurer
Phone: 585.786.1130
Email: KBKlotzbach@five-starbank.com